EXHIBIT 99.1

ADMINISTRATOR COMPLIANCE CERTIFICATE

Education Funding Capital Trust – III c/o The Bank of New York Trust Company, N.A., as Co-Owner Trustee 2 North LaSalle Street, Suite 1020 Chicago, Illinois 60602	Citibank, N.A. 333 West 34th Street, 2nd Floor New York, NY 10001
The Bank of New York Trust Company, N.A., as Indenture Trustee 2 North LaSalle Street, Suite 1020 Chicago, Illinois 60602	Fifth Third Bank, as Eligible Lender Trustee 38 Fountain Square Plaza MD 10903B Cincinnati, Ohio 45263

Pursuant to Section 16 of the Administration Agreement dated as of October 1, 2003, as amended, (the “Administration Agreement”) between Education Funding Capital Trust – III and Education Lending Services (the “Administrator”), the undersigned hereby certifies that (i) a review of the activities of the Administrator for the period from October 1, 2003 through December 31, 2003 has been made under the supervision of the undersigned and (ii) to the best of my knowledge, based on such review, the Administrator has fulfilled all its obligations under the Administration Agreement throughout such period.

March 30, 2004	/s/ Perry D. Moore
Perry D. Moore
Executive Vice President-Finance
Education Lending Services, Inc.